SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 30, 2007

FNBH BANCORP, INC.
(Exact name of registrant
as specified in charter)

Michigan (State or Other Jurisdiction of Incorporation) 101 East Grand River Howell, Michigan (Address of principal executive office)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification No.) 48843 (Zip Code)

Registrant’s telephone number, including area code: (517) 546-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

        (b)        In connection with the appointment by FNBH Bancorp, Inc. (the “Registrant”) and its wholly owned subsidiary, First National Bank in Howell (the “Bank”), of Steven Walsh as the new President and Chief Executive Officer, Barbara Draper retired as President and CEO of the Registrant and the Bank effective March 30, 2007. Ms. Draper will continue to serve as a director of the Registrant and the Bank.

        (e)        On March 30, 2007, the Bank and Barbara Draper entered into a Deferred Compensation Agreement. Pursuant to such Agreement, the Bank has agreed that amounts funded to a supplemental retirement trust account will be distributed to, or for the benefit of, Ms. Draper after her retirement.

        Under the Agreement, the aggregate amount to be distributed to Ms. Draper is approximately $157,000, as adjusted by future income and/or losses to the account. This amount will be distributed in 10 annual installments payable on January 15 of each year, beginning January 15, 2008. Each installment will be equal to the balance of the account as of the end of the previous calendar year divided by the number of installments remaining to be paid. If there is a balance in the account at the time of Ms. Draper’s death, the Bank is required to pay such balance in a single lump sum to Ms. Draper’s designated beneficiary. The funds in the account are subject to the claims of the Bank’s general creditors.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 5, 2007	FNBH BANCORP, INC. (Registrant) By: /s/ Janice Trouba —————————————— Janice Trouba Chief Financial Officer